UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934  (Amendment No.        )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐  Definitive Proxy Statement

☒  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

International Business Machines Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 3, 2015

Dear IBM Stockholder:

Re: IBM 2015 Proxy Statement

By now you should have received our Annual Report for 2014 and Proxy Statement for our upcoming 2015 Annual Meeting of Stockholders.  Our Annual Report begins with a letter from our Chairman, President and Chief Executive Officer, Ginni Rometty.  This letter describes our 2014 performance — a year marked with bold moves and strategic investments, dynamic shifts in our portfolio, and transformation that supports IBM’s differentiation in the marketplace.   The letter also discusses how we will build on this momentum and continue our transformation in 2015.

In 2014, IBM generated $92.8 billion in revenue, $21.1 billion in operating pre-tax income, and operating earnings per share of $16.53 from continuing operations.  We returned $17.9 billion to you, our stockholders — approximately $13.7 billion through share repurchases and $4.3 billion through dividends — and raised our dividend for the 19th consecutive year.

We focused on our strategic imperatives — cloud, analytics, mobile, social and security — and on reinventing our core franchises. Together, our strategic imperatives generated $25 billion of revenue, and posted double-digit growth for the year, as they did in every quarter in 2014.  We continued to invest heavily in research and development and were once again awarded more U.S. patents than any other company for the 22nd consecutive year.

We believe that your investment in IBM reflects your confidence in IBM’s Board, management and business strategy.  We are asking that you support the Board’s recommendations on all of the proposals in our Proxy Statement, voting FOR all of our directors (voting item #1), FOR the ratification of our independent accounting firm (voting item #2), FOR our Say on Pay Proposal (voting item #3), and AGAINST all four of the stockholder proposals (voting items #4, #5, #6, and #7).

We want to draw your particular attention to proposals #3 and #5:

Proposal #3 — Advisory Vote on Executive Compensation (Say on Pay)

•                  We are asking you to approve the compensation of the named executives as disclosed in our Proxy Statement.

•                  IBM’s compensation strategy supports IBM’s ongoing transformation and is designed to pay for performance. The strategy is designed to ensure that executives balance short-term objectives against long-term priorities, to align executive and stockholder interests, and to attract and retain the leadership needed to successfully deliver on our shift to higher value.

•                  At IBM, pay decisions are made in the context of our financial performance, while taking into account the substantial progress we have made in repositioning our business portfolio for the future.

•                  For 2014, 90% of the compensation for the named executive officers was performance based.

•                  Nearly 73% of compensation was in the form of long-term incentive, which is 100% performance based through Performance Share Units, which pay out nothing if the threshold performance level is not reached.

•                  IBM has also long demonstrated its commitment to sound executive compensation and corporate governance principles, working to ensure that its practices protect and further the interest of stockholders.

•                  We have also enclosed several charts demonstrating how IBM’s executive compensation is directly linked to IBM performance.

Proposal #5 - Stockholder Proposal on the Right to Act by Written Consent

•                  We are asking you to oppose this proposal, because unlike IBM’s current practices, it is not designed to ensure that notice and an opportunity to be heard precede stockholder votes and does not enable meaningful discourse to occur before important decisions are made affecting the company.

•                  The proposal would enable the owners of a bare majority of shares to act by voting in favor of their own proposed action, without a meeting and without ever providing notice to other stockholders or the company.

•                  We do not believe that written consent is an appropriate corporate governance model for a widely held public company like IBM.

•                  We also believe that adoption of the proposal is unnecessary because of IBM’s long demonstrated history of commitment to high standards of corporate governance.

Please do not hesitate to call Christina Montgomery at 914-499-xxxx or Patricia Murphy at 914-499-xxxx if you have questions or comments.

Sincerely,

/s/ Christina M. Montgomery
Christina M. Montgomery
Vice President and Secretary

/s/ Patricia Murphy
Patricia Murphy
Vice President, Investor Relations

Dear IBM Investor: The cover of our report to you last year asked: “What will we make of this moment?” This was the critical and urgent decision that we — and our clients — faced. Would we seize upon the major shifts that are reordering our industry and opening up vast new applications of information technology? In my letter, I described our answer: • IBM would help transform industries and professions with data. • We would remake enterprise IT for the era of cloud. • We would reimagine work by helping clients build systems of engagement, underpinned by the imperative of security. At the same time, we would address significant challenges in some of our businesses, principally hardware. We knew we faced a critical year of transformation. It proved to be just that. The work of transforming IBM continues, and much remains to be done. But I am pleased to report that we made significant progress and built momentum in 2014. In this letter I will describe what we have done, and continue to do, to transform and differentiate your company and to position ourselves for leadership in the new era now taking shape. 1 A Letter from the Chairman

VIRGINIA M. ROMETTY Chairman, President and Chief Executive Officer 2

Continuing to move to higher value Information technology is one of the most dynamic, fast-changing and fiercely competitive industries in the world, characterized by relentless cycles of innovation and commoditization. Our choice is clear: We pursue a model of high-value innovation, rather than commodity technology, products and services. Our commitment to this model compels us to reinvent businesses continually; grow new ones organically and through acquisitions; and occasionally divest businesses that do not fit our profile. You see all of this reflected in our 2014 results — a dynamic shift of our portfolio underneath our $92.8 billion in revenue, $21 billion in operating pre-tax income and operating earnings per share of $16.53 from continuing operations. Consider that we completed or announced the divestiture of three businesses in 2014 that a year earlier drove $7 billion in revenue, but lost about $500 million in profit — what I call “empty calories.” At the same time, we are making significant investments in line with the strategy I described to you last year. Throughout the year you saw the bold moves we made: • $1 billion to accelerate the commercialization of IBM Watson, bringing cognitive computing to more clients and partners in more industries. • $1.2 billion to expand our SoftLayer cloud centers around the world. We expect to have 46 locations by the end of 2015. • $1 billion to create IBM Bluemix, our cloud platform-asa- service for software developers. • Further scaling our global IBM Cloud business through partnerships with SAP and Tencent. 2014 $92.8 billion Revenue $21 billon Operating pre-tax income $16.53 Operating EPS 3 A Letter from the Chairman

• IBM Watson Analytics, offering powerful cognitive and visually intuitive analytics in the palm of your hand. • A landmark partnership with Apple to bring mobility to the enterprise and reimagine the work of professionals. • A strategic alliance with Twitter to bring an entire new category of Big Data to business. These investments will contribute to the strong growth we are seeing in our strategic imperatives, which deliver high value and now represent a significant part of IBM. Together, cloud, analytics, mobile, social and security generated $25 billion of revenue in 2014, growing by 16 percent. Five years ago, these businesses represented just 13 percent of our revenue. Today, that has risen to 27 percent of IBM’s revenue. Big Data and analytics. Our analytics business grew 7 percent to $17 billion in 2014. We are driving growth by helping our clients integrate all data sources — structured and unstructured — and apply a range of analytics — descriptive, predictive and prescriptive. We combine this capability with deep knowledge of industries and professions. Our analytics portfolio draws upon more than 30 acquisitions and includes nine Analytics Solutions Centers with an ecosystem of more than 6,000 business partners. Further, we are creating the next stage of Big Data and analytics with cognitive computing. Cloud. Our cloud business is growing rapidly — up 60 percent to $7 billion in 2014, with “as-a-service” at $3 billion, up nearly 80 percent and exiting the year with a run rate of $3.5 billion. IBM Cloud is set apart by focusing on hybrid environments optimized for data and security, shaped by our knowledge of the requirements of enterprise clients. For example, the planetwide footprint of cloud centers that we are building will provide clients the combination of global and localized data access and security that they need. This is unmatched in the industry. Engagement, underpinned by security. In mobile, our growth more than tripled in 2014. Going forward, we expect this to benefit from the apps from our strategic alliance with Apple and our global network of digital design studios. Further, IBM is the global leader in enterprise security, grounded not only in technology and our 3,700 patents, but in our experience-based understanding of the changing nature of the challenge. Enter prises and institutions discover that they cannot wall out attackers. Twenty-first century security is a Big Data problem — which is why our security business, with unequalled data and analytics capability, grew 19 percent in 2014. At the same time that we have been growing new businesses, we have been reinventing our core franchises. Last year we promised to address challenges in our Systems and Technology business. We did so in 2014, with hardware going from losses in the first half to nearly $400 million of profit in the fourth quarter alone. That is a remarkable swing. In transforming this business, we took several important actions: • We sold our x86 server business and announced the divestiture of our commercial semiconductor technology business. • We committed $3 billion over the next five years to the development of next-generation semi conductor technologies. 4

A Letter from the Chairman 5

Engines of Growth:
IBM's Strategic Imperatives

Today, our strategic imperatives have become a significant part of IBM. Together, cloud, analytics, mobile, social and security represented **27 percent** of IBM's revenue in 2014. IBM generated more than 3,000 patents in these areas in 2014 and remains differentiated in our ability to integrate these technologies with our clients' core business processes, data and systems.

In 2014, our strategic imperatives generated **$25B** in revenue, growing by 16 percent.

STRATEGIC IMPERATIVE REVENUE MIX



13%
27%
2010
2014

STRATEGIC IMPERATIVE REVENUE GROWTH VS THE MARKET*



20%
23%
18%
17%
16%
9%
16%
10%
9%
9%
2010
2011
2012
2013
2014
IBM Strategic Imperatives
Served Market Strategic Imperatives

*Data reflects actual currency rates.

• We introduced major technological advances with POWER8 and software defined storage — built for cloud and Big Data. • In January 2015 we launched our new z13 mainframe. Built for the mobile era, it processes massive volumes of transactions while tapping back-office data and simultaneously applying real-time analytics for deeper insights and fraud detection. • Historically, we kept our industry-leading Power technology all to ourselves. Today, we see greater value by enabling an OpenPOWER ecosystem, which allows partners to innovate and build on the Power technology. Launched in 2013, the OpenPOWER Foundation began with five members and now stands at more than 100 around the world. The U.S. Department of Energy recently awarded IBM a long-term, $325 million contract to create future supercomputers based on OpenPOWER technology. All of this speaks to the enduring quality of IBM as a highvalue innovation company. Last year we again spent about 6 percent of our revenue on research and development — and the ratio within our software business is double that. We invested $4 billion on capital expenditures. IBMers are prolific innovators. For the 22nd straight year, we earned the most U.S. patents of any organization, averaging 20 a day. 2015: Our transformation continues Our direction is clear. We remain confident in our strategy, and we have made much progress. In 2015 we will build on our momentum: 1. We will shift an additional $4 billion of spending to data, cloud and engagement this year, aimed at deepening our differentiation in the marketplace. In February we introduced innovations to make hybrid cloud a reality for the enterprise. We are also growing our portfolio of industry-specific analytics solutions in areas ranging from counter-fraud and oil and gas exploration, to airline maintenance and the Internet of Things. And we began the year by establishing a number of business units focused on markets and industries being transformed by our strategic imperatives: IBM Commerce, IBM Analytics, IBM Security and IBM Cloud. We have announced plans for an IBM Healthcare unit. 2. We will continue to bring innovation to our core franchises — innovation highly valued by our clients. I previously mentioned the entirely refreshed line of mainframes, IBM Power Systems and storage. We will continue to apply breakthroughs from IBM Research to our products and services. In software, we will accelerate our march to “as-a-service.” In services, we will deploy advanced automation to delivery. And we will continue helping new and existing outsourcing clients transform their infrastructure and processes by leveraging IBM’s hybrid cloud platform. This was an important differentiator in helping us to sign nearly 50 contracts worth greater 6 than $100 million in 2014 and to maintain a services backlog of $128 billion. These core franchises also provide the foundation for future innovation and growth. One example is our partnership with Apple. Together, we are placing powerful analytics capabilities in the hands of professionals. These apps are integrated with critical business systems, work flows and data sets. That’s what enables an airline attendant to rebook a flight while en route; a financial advisor to model a portfolio in the client’s living room; an in-store sales assistant to act as a trusted fashion advisor; or an emergency responder to have real-time situation-risk awareness, including live video. 3. We believe open ecosystems and partnerships are key to our future innovation. This is a significant new element of our growth strategy. We will add to and scale partnerships with companies like Apple, Twitter, SAP, Tencent and now, SoftBank. Also, the IBM Watson Ecosystem is rapidly expanding, with 4,000 companies in the pipeline. Together, these actions will make IBM an even higher-value business. We expect our strategic imperatives of cloud, analytics, mobile, social and security to continue growing by double digits and to become a greater percentage of IBM. We will remain the enterprise leader in these markets. Finally, we will continue to return substantial value to you, our owners, through dividends and gross share repurchases. Last year, these were $4.3 billion and $13.7 billion, respectively. In 2014 we marked our 19th consecutive year of raising our dividend and our 99th year of paying one. “IBM lives at the intersection of technology and business. This enables us to change the way the world works, and in so doing, to be essential to our clients and to society.” 7 A Letter from the Chairman

This letter includes selected references to certain non-GAAP fi nancial measures that are made to facilitate a comparative view of the company’s ongoing operational performance. This letter also includes certain historical information on strategic imperatives revenue which has been measured on a consistent basis. For information about the company’s financial results related to operating pre-tax income and operating earnings per share, on a continuing operations basis, which are non-GAAP measures, see the company’s 2014 Annual Report, which is Exhibit 13 to the Form 10-K submitted to the SEC on February 24, 2015. For reconciliation and other information concerning these items refer to page 45 of the company’s 2014 Annual Report. An essential company So I come back to this moment, full of rapid change, but even more opportunity — and to IBM’s unique purpose as an enterprise. IBM lives at the intersection of technology and business. This enables us to change the way the world works, and in so doing, to be essential to our clients and to society. We work with 90 percent of the world’s top banks, 9 of the top 10 oil and gas companies, 40 of the top 50 retailers and 92 of the top 100 healthcare organizations. IBM systems manage banking, reservations, transportation, retail, trading and healthcare systems. Our mainframes alone process 75 percent of the world’s business data. Today we are building upon this foundation to create an entirely new generation of critical systems. IBM’s clients are unclogging city traffic, exploring a cure for cancer, improving the safety of food supplies, reducing risk, and serving their own customers, employees, citizens and patients with greater levels of understanding, personalization and intimacy. A new world is taking shape before our eyes, remade by data, rewritten in code and growing smarter every day. This is the work that energizes me and all of my fellow IBMers. I am deeply grateful to the IBM team for bringing us here, and to you, our shareholders, for your support. I hope you share our excitement about your company’s path and the shared opportunity we have, together, to do something that is truly essential. Virginia M. Rometty Chairman, President and Chief Executive Officer 8

What We Are Making of this Moment: A year of transformation One year ago, we described our strategy to lead a rapidly reordering information technology industry. We said that a new era was driving the reinvention of all enterprises — including our own. And we committed to accelerate that transformation. In the year that followed, the pace of change picked up, and we made much progress. In the following pages, we share highlights of that story — some of the ways we are: • Transforming industries and professions with data. • Remaking enterprise IT for the era of cloud. • Reimagining work through mobile and social technologies. • Rethinking the challenge of security. • Creating new infrastructure for a new era. 9 2014 IBM Annual Report

Transforming industries and professions with data IBM WATSON SOLUTIONS AND APPLICATIONS A growing portfolio of Watson applications is extending the expertise of leading professionals — wealth managers, researchers, retailers and more — to their peers around the world. For example, doctors at Bumrungrad International Hospital in Bangkok treat 1.1 million patients from 190 countries each year, and will be using IBM Watson for Oncology, trained by Memorial Sloan Kettering Cancer Center, to plan the most effective treatments based on each cancer patient’s profile. THE WORLD’S FIRST COGNITIVE SYSTEM: IBM WATSON IBM Watson enables entirely new kinds of discovery, as well as new ways for humans and computers to work together. In 2014 we turned this technology breakthrough into a thriving, multidimensional business. Through the cloud-based IBM Watson Ecosystem, developers and partners can now embed cognitive computing APIs (application program interfaces) into their apps. Since November 2014, 6,800 developers have built more than 7,000 cognitive apps. Finally, IBM Watson Analytics brings intuitive visualization and predictive analytics to every business user. To mine and refi ne the world’s vast new natural resource of Big Data requires a new class of advanced analytics. IBM’s unmatched analytics capabilities draw upon more than 30 acquisitions and include nine Analytics Solutions Centers with an ecosystem of more than 6,000 business partners. Our global leadership in analytics was also key to last year’s alliance between IBM and Twitter. Together, we will help enterprises unlock insights from the 500 million Tweets generated every day — bringing a whole new category of data to the enterprise and using it to develop unique solutions for financial services, consumer products, retail and more. 10

Business analytics revenue was $17B in 2014 Business analytics revenue increased 7% in 2014 $1B investment in IBM Watson, including $100 million dedicated to venture capital to support start-ups IBM Watson doubled its client base every quarter in 2014. It now spans 17 industries in 24 countries 11 2014 IBM Annual Report

Remaking enterprise IT for the era of cloud SPEECH TO TEXT (IBM WATSON) QUESTION AND ANSWER (IBM WATSON) DASHDB INTERNET OF THINGS CLOUDANT NoSQL DB TIME SERIES DATABASE GEOSPATIAL ANALYTICS TRADEOFF ANALYTICS (IBM WATSON) 12

IBM’s cloud business has grown rapidly, thanks to increasing client demand for high-value solutions across public, private and hybrid clouds. Cloud revenue grew 60 percent, to $7 billion, in 2014. One reason for this growth is that we understand the data and architectural requirements of enterprise clients. In 2014 we globally scaled our hybrid cloud platform with new data centers. These feature our SoftLayer “pod” design, giving clients local access to virtual and bare metal servers, all integrated with low-latency networking capabilities. IBM’s cloud footprint is designed for a business IT future that will be both global and local. FORGING PARTNERSHIPS Our partnership with SAP is delivering world-leading enterprise applications as services on the IBM Cloud. And our alliance with Chinese Internet giant Tencent will bring cloud-based transformation to that country’s growing enterprise economy. IBM BLUEMIX We are investing $1 billion in IBM Bluemix to give developers cloud-based tools to design, deploy and manage enterprise-grade apps at start-up speed. It is offered on the IBM Cloud marketplace, which features nearly 500 IBM and third-party cloud services. MAKING HYBRID REAL FOR THE ENTERPRISE Major innovations for hybrid cloud, introduced in February 2015, offer clients control, visibility and security as they use open standards to break down barriers among environments. As we advance IBM’s leadership in this space, more than half of our cloud development team is devoted to hybrid cloud services and platforms on open standards. Cloud revenue was $7B in 2014 Cloud revenue increased 60% in 2014 46 IBM Cloud data centers worldwide will be in place by the end of 2015 $4B invested in software-as-a-service acquisitions for business professionals 13 2014 IBM Annual Report

IBM INTERACTIVE EXPERIENCE Reimagining work also means transforming how products and services are created, delivered and used. We are globally expanding our hybrid consulting and digital agency services to help clients create new, personalized models of engagement through data and design. The 10 new IBM Interactive Experience studios allow clients to work side-by-side with researchers and consultants, as well as experts in experience design, mobile and digital marketing. IBM MOBILEFIRST Drawing upon thousands of patents in mobile and social, our IBM MobileFirst solutions, built for the cloud, provide more than 5,000 enterprise clients with security, data and analytics integration and end-to-end device management. Our mobile revenue more than tripled in 2014. Reimagining work Mobile and social technologies are changing the way organizations engage with the world, and especially with individuals — consumers, employees, patients, students and citizens. This means reimagining work itself — the ways in which professionals in any field do their jobs. That’s why enterprises are now building new systems of engagement, infused with their unique expertise and integrated with their critical business systems and data sets. Enabling people to work smarter means putting more real-time information and decision-making power literally in the palms of their hands, integrated securely with business processes and workflow. 14

APPLE + IBM Apple and IBM are developing intuitive business apps for professionals across multiple industries — from flight crews and retailers, to bankers, financial advisors, insurance agents, government caseworkers and law enforcement officers. We currently have 14 IBM MobileFirst for iOS apps in market, and many more are planned by the end of 2015. Built exclusively for iPhone and iPad, these apps are delivered in a security-rich environment, embedded with analytics and linked to core enterprise processes. NO. 1 IBM Interactive Experience is the world’s largest digital agency We now have 6,000 IBM mobile consultants and experts 100 industry specific IBM MobileFirst for iOS apps to be developed 15 2014 IBM Annual Report

Rethinking the challenge of security 16

SECURITY OPERATIONS CENTERS Over the past decade, we have spent nearly $2 billion on security research and development resulting in 3,700 security-related patents. Our 10 global Security Operations Centers manage and monitor 15 billion events daily. We help protect more than 10,000 clients worldwide. SECURITY ANALYTICS Our security software and services help clients protect against advanced threats. We offer analytics, fraud protection, identity and access management, and leading application, data and infrastructure security capabilities — as well as cloud and mobile solutions to help clients innovate without increasing risk. For example, in 2014 IBM introduced the Threat Protection System which includes an end-to-end architecture of analytics and forensics software that helps organizations continuously prevent, detect and respond to ongoing and sophisticated cyberattacks, and in many cases, eliminate the threat before the damage has occurred. Cybersecurity attacks can go undetected for months. Security for complex, 21st century enterprises is no longer only about building “firewalls” to keep intruders out. It’s now a Big Data problem — which is why IBM is the global leader in enterprise IT security. Our unique analytics capabilities anticipate and protect against a fluid threat landscape and a new generation of organized cybercriminals. IBM’s intelligent immune systems can detect even the smallest anomalies, in time to protect an organization’s vital data. 15B events monitored and managed each day Security revenue increased 19% in 2014 Double-digit revenue growth in security for 9straight quarters 17 2014 IBM Annual Report

With the onset of real-time Big Data, hybrid clouds and an increasingly mobile economy, companies’ IT infrastructures face unprecedented demands. The world’s leading banks, oil and gas companies, retailers, healthcare organizations and more rely on IBM to run their systems of record, manage their data, help to ensure their security and integrate their applications and processes. Our hardware and software foundation is essential to their business — and to ours. Which is why we continuously reinvent our core. During the last 18 months, we have reimagined the mainframe for the tremendous growth of mobile workloads, created a breakout IBM Power Systems strategy focused on open innovation, developed next-generation software defined storage technology and made strategic moves across our portfolio to combine the strengths of middleware, servers and storage for a modern IT backbone. At the same time, we exited businesses that do not offer similar opportunities for innovation and growth. Creating new infrastructure for a new era 18

POWER8 IBM debuted new Power Systems servers that allow data centers to manage Big Data with unprecedented speed, on an open server platform. Built on IBM’s POWER8 technology, IBM Power Systems servers are the result of a $2.4 billion investment and three-plus years of development, leveraging the innovations in hundreds of IBM patents. OPENPOWER Through the OpenPOWER Foundation, industry leaders are building innovative, custom systems based on the POWER architecture for fully optimized industry and workload-specific solutions. Today, the OpenPOWER Foundation has more than 100 members, including founders Google, IBM, Mellanox, NVIDIA, Tyan and new member Rackspace. SOFTWARE DEFINED STORAGE Leveraging more than 700 patents in this space, the IBM Spectrum Storage portfolio helps clients unify their storage management, store data of all types, and flexibly deploy storage either as software, as an appliance or as a cloud-based service. IBM z13 The new z13, launched in January 2015, reinvents the mainframe for the growing mobile economy. Capable of processing 2.5 billion transactions a day, it incorporates real-time encryption and analytics to exceed consumers’ expectations for security, speed and response time. One z13 mainframe can perform 30,000 transactions per second IBM software defined storage can reduce storage costs by up to 90% 19 2014 IBM Annual Report

International Business Machines Corporation 1 New Orchard Road Armonk, NY 10504 Reprinted March 2015 from the IBM 2014 Annual Report to Stockholders.

Executive Compensation Pay for Performance Strategy April 2015

What We Are Making of This Moment: A year of transformation 2014: Continuing to move to higher value: $1 billion to accelerate the commercialization of IBM Watson $1.2 billion to expand our Softlayer cloud centers around the world $1 billion to create IBM Bluemix, our cloud platform-as-a-service Partnerships with SAP, Tencent, Apple and Twitter 2 2014: Financial Performance: Revenue of $92.8 billion Operating pre-tax income of $21 billion Operating EPS of $16.53 2015: Our transformation continues: Shift an additional $4 billion of spending to data, cloud and engagement Continue to bring innovation to our core franchises Open ecosystems and partnerships are key to our future innovation

 Current Year’s Performance: Salary and Annual Incentives + Longer-term Performance: Long-term Incentive Plan + Full Career Performance: Retention, Pension and Savings 3 Current Year — Salary and annual incentives that reflect actions and results over 12 months; Longer-term — A long-term incentive plan that reflects results over a minimum of three years, helping to ensure that current results remain sustainable; and Full Career — Deferrals, retention payments and retirement accumulations help ensure today’s leaders stay with IBM until their working careers end. IBM executives earn their compensation based on performance over three time frames: IBM Executive Compensation: Three Components 1. 2. 3.

Annual compensation for the named executive officers varies year to year based on business results and individual performance. For 2014, 90% of the compensation of the named executive officers was performance based. For Mrs. Rometty, the annual incentive payout level considered a balanced view of performance, including financial results that were lower than target, substantial actions taken to reposition the Company in higher value businesses, and market-leading client satisfaction levels. Taking into consideration the actual salary, actual annual incentive payout and actual long-term incentive award for the period 2012 – 2014, Mrs. Rometty earned 74% of her annual total target compensation in 2014. As for the other named executive officers, actual total compensation for 2014 ranged from 68% to 91% of annual total target compensation. Compensation of our named executive officers is linked with Company performance against core business metrics. Targets are set for both the annual and long-term incentive programs at aggressive levels each year. These targets are designed to be challenging to attain and are set within the parameters of our financial model shared with investors each year. Our long-term incentive, which is 100% performance based, is delivered through Performance Share Units (PSUs). 4 IBM Executive Compensation: A Commitment to Pay for Performance For 2014, Mrs. Rometty earned 74% of her total target compensation Values in Millions ($)

[E-Mail]

Re:          Voting Your IBM Shares for the 2015 Annual Meeting

Dear IBM Senior Leaders:

I am writing to remind each of you to make sure to vote all of your IBM shares for the 2015 Annual Meeting.  By now, you should have received a copy of IBM’s 2015 Proxy Statement along with the proxy card.  If you hold IBM shares in “street name” (i.e., through a bank or broker), you will have received a voter instruction form from your bank or broker.  We expect that many of you will receive multiple copies of the proxy materials, reflecting different ownership accounts you may have.  Please make sure to vote all of the proxy voting cards that you receive.

In 2014, IBM generated $92.8 billion in revenue, $21.1 billion in operating pre-tax income, and operating earnings per share of $16.53 from continuing operations.  We returned $17.9 billion to our stockholders — approximately $13.7 billion through share repurchases and $4.3 billion through dividends — and raised our dividend for the 19th consecutive year.

We focused on our strategic imperatives — cloud, analytics, mobile, social and security — and on reinventing our core franchises. Together, our strategic imperatives generated $25 billion of revenue, and posted double-digit growth for the year, as they did in every quarter in 2014.  We continued to invest heavily in research and development and were once again awarded more U.S. patents than any other company for the 22nd consecutive year.

It is important that you show your support for IBM and vote your shares.  In particular, we are asking you to support management and the Board of Directors by voting FOR all of IBM’s director nominees (voting item #1), FOR the ratification of our Independent Registered Public Accounting Firm (voting item #2), and FOR the Advisory Vote on Executive Compensation (voting item #3).  Further, we are asking you to vote AGAINST all four of the stockholder proposals, which are Disclosure of Lobbying Policies and Practices (voting item #4), Right to Act by Written Consent (voting item #5), Limit Accelerated Executive Pay (voting item #6), and Establish a Public Policy Committee (voting item #7).  For the reasons explained in our Proxy Statement, we believe that such votes are in the best interests of our Company and its stockholders.

•                  If you hold your shares in record name (i.e., directly through our transfer agent, Computershare) and need assistance regarding your record accounts, please contact Bob Wilt at infoibm@us.ibm.com.

•                  If you hold your shares in street name (e.g., Morgan Stanley, Bank of America, Charles Schwab, or another financial institution), IBM cannot access your account or provide you with a replacement voting instruction form.  In this case, you will need to contact your broker directly in order to obtain a replacement voting instruction form.

If you have already voted all of your shares, there is no need to contact us and no further action is required on your part.  In case you have not received or have misplaced your proxy voting card, IBM periodically sends a follow-up mailing that includes a proxy voting card.  The first follow up mailing is scheduled to occur shortly.

You may also find additional information at http://www.ibm.com/investor/proxyinformation.  If you do not receive a copy of the Proxy Statement by Monday, April 13, 2015, please contact Bob Wilt at infoibm@us.ibm.com.

Please do not hesitate to call me at 914-499-xxxx if you have questions or comments.

Sincerely,

/s/ Christina M. Montgomery
Christina M. Montgomery
Vice President and Secretary